February 12, 2020

Spencer Richardson
Chief Executive Officer
DropCar, Inc.
1412 Broadway, Suite 2105
New York, NY 10018

       Re: DropCar, Inc.
           Registration Statement on Form S-3
           Filed Febraury 7, 2020
           File No. 333-236330

Dear Mr. Richardson:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

      Please contact Jeffrey Kauten, Staff Attorney, at (202) 551-3447 or Jan Woo, Legal
Branch Chief, at (202) 551-3453 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Technology
cc:    Daniel Bagliebter